Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Fourth Quarter and Full Year 2012 Results

OKLAHOMA CITY - March 13, 2013 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $13.1 million for the fourth quarter of 2012 as compared to $18.6 million for the same period in 2011. Adjusted EBITDA for the twelve months ended December 31, 2012 was $61.4 million as compared to adjusted EBITDA of $65.2 million for the year ended December 31, 2011. An explanation of adjusted EBITDA, including a reconciliation of such measure to net income, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $5.5 million on total revenues of $46.9 million for the three months ended December 31, 2012, compared to net income of $7.6 million on total revenues of $45.6 million for the three months ended December 31, 2011.  For the twelve months ended December 31, 2012, the Partnership reported net income of $31.6 million on total revenues of $182.4 million, compared to net income of $33.5 million on total revenues of $176.7 million for the twelve months ended December 31, 2011.

The Partnership’s financial results for twelve months ended December 31, 2011 were impacted by non-cash gains of approximately $22.1 million related to the change in estimated fair market value of the embedded derivative related to convertible debentures redeemed in the fourth quarter of 2011 and the rights offering liability settled in the fourth quarter of 2011.

The Partnership previously announced a fourth quarter 2012 cash distribution of $0.1150 per common unit, a 2.2% increase over the previous quarter’s distribution, and a $0.17875 distribution per preferred unit which were paid on February 14, 2013 on all outstanding common and preferred units to unitholders of record at the close of business on February 4, 2013. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the Securities and Exchange Commission on March 14, 2013.

“Overall, we are encouraged by the increase in crude oil transportation revenues even though adjusted EBITDA decreased quarter over quarter and year over year,” commented Blueknight’s CEO Mark Hurley. “Decreased crude oil storage rates at our terminal operation in Cushing associated with our planned transition to longer-term agreements impacted adjusted EBITDA. In addition, one-time costs relating to executive personnel changes and increased repair and maintenance expenses in our pipeline and asphalt business segments also affected our adjusted EBITDA for the quarter and full year.”

Hurley continued, “Increased cash flow from operations allowed us to increase our common unit distribution for the second consecutive quarter demonstrating our commitment to providing consistent returns to our unitholders. Moreover, we are making considerable progress on the Arbuckle pipeline project for ExxonMobil’s subsidiary XTO. Our recent announcements on the Pecos River pipeline projects, including the proposed north extension, now in an open season process, are being well received by operators and producers. Entering 2013, we are optimistic about the business as we continue to execute against the 90-day plan outlined last quarter. Over the long term, we will focus on completing our current and announced projects in a timely and efficient manner while we prospect for high growth projects to increase our capacity and presence in the most active drilling areas in the country.”

Exhibit 99.1

Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2011 and 2012 (in thousands except per unit data):

	Three months ended December 31,		Twelve months ended December 31,
	2011	2012	2011	2012
	(unaudited)
Service revenue:
Third party revenue	$32,870	$33,398	$132,618	$134,242
Related party revenue	12,712	13,536	44,089	48,153
Total revenue	45,582	46,934	176,707	182,395
Expenses:
Operating	30,272	34,333	117,851	126,262
General and administrative	3,246	6,187	17,311	19,795
Total expenses	33,518	40,520	135,162	146,057
Gain on sale of assets	1,154	1,985	3,008	7,250
Operating income	13,218	8,399	44,553	43,588
Other (income) expenses:
Interest expense (net of capitalized interest of $3,802, $21, and $150, respectively)	5,614	2,828	32,898	11,705
Change in fair value of embedded derivative within convertible debt	—	—	(20,224)	—
Change in fair value of rights offering liability	(45)	—	(1,883)	—
Income before income taxes	7,649	5,571	33,762	31,883
Provision for income taxes	68	54	287	318
Net income (loss)	$7,581	$5,517	$33,475	$31,565
Allocation of net income for calculation of earnings per unit:
General partner interest in net income (loss)	$158	$115	$912	$774
Preferred interest in net income	$5,322	$5,391	$16,446	$21,564
Accretion of discount on increasing rate Preferred Units	$2,243	$—	$2,243	$—
Beneficial conversion feature attributable to preferred units	$10,198	$—	$43,259	$1,853
Beneficial conversion feature attributable to repurchase of Preferred Units	$(6,892)	$—	$(6,892)	$—
Gain on extinguishment attributable to redemption of convertible debt, recorded as a capital transaction	$(2,375)	$—	$(2,375)	$—
Income (loss) available to limited partners	$(1,073)	$11	$(20,118)	$7,374

Basic and diluted net income (loss) per common unit	$(0.05)	$—	$(0.61)	$0.32
Basic and diluted net income (loss) per subordinated unit	$—	$—	$(0.52)	$—

Weighted average common units outstanding - basic and diluted	22,567	22,671	22,059	22,668
Weighted average subordinated units outstanding - basic and diluted	—	—	8,817	—

Exhibit 99.1

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment, gain on sale of assets, and other miscellaneous non-cash items, including changes in the fair values of the embedded derivative within convertible debt and the rights offering liability.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2011	2012	2011	2012
Net income (loss)	$7,581	$5,517	$33,475	$31,565
Interest expense	5,614	2,828	32,898	11,705
Income taxes	68	54	287	318
Depreciation and amortization	5,709	5,956	22,775	23,129
Asset impairment charge	867	773	867	1,942
Gain on sale of assets	(1,155)	(1,985)	(3,008)	(7,250)
Change in fair value of embedded derivative within convertible debt	—	—	(20,224)	—
Change in fair value of rights offering liability	(45)	—	(1,883)	—
Adjusted EBITDA	$18,639	$13,143	$65,187	$61,409

Investor Conference Call

The Partnership will hold a conference call on Thursday March 14, 2013 at 1:30 p.m. CDT (2:30 p.m. EDT) to discuss fourth quarter and full year 2012 results. The conference call can be accessed through the Investors section of the Partnership’s Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-344-7529 in the U.S. or call 1-412-317-0088 from international locations. The pass code for both is 10026277.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Exhibit 99.1

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,264 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

4